                                                                    EXHIBIT 99.1



                          CONTACT: MIKE COCKRELL
                          TREASURER & CHIEF FINANCIAL OFFICER
                          (601) 649-4030


                  SANDERSON FARMS, INC. REPORTS FOURTH QUARTER
                        AND YEAR-END FISCAL 2003 RESULTS


LAUREL, Miss. (December 9, 2003) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported record results for the fourth quarter and fiscal year ended October 31, 2003.

        Net sales for the fourth quarter of fiscal 2003 were $254.7 million compared with $201.0 million for the same period a year ago. For the quarter, the Company reported net income of $20.5 million, or $1.55 per diluted share, compared with net income of $6.5 million, or $0.49 per diluted share, for the fourth quarter of fiscal 2002. During the fourth quarter of fiscal 2002, the Company recognized $1.5 million, net of income taxes, or $0.11 per diluted share, for Sanderson Farms' share in the settlement of class action lawsuits against vitamin suppliers and a methionine supplier for overcharges.

        For the fiscal year ended October 31, 2003, net sales were $872.2 million, a 17.3% increase compared with net sales of $743.7 million for the prior year. The Company reported net income of $54.1 million, or $4.12 per diluted share, for fiscal 2003, compared with net income of $28.8 million, or $2.15 per diluted share, for fiscal 2002. During the first and second quarters of fiscal 2003, the Company recognized a total of $7.6 million, net of income taxes, or $0.58 per diluted share, for Sanderson Farms' share in the settlement of the same lawsuits described above against vitamin and methionine suppliers for overcharges. The Company recognized a total of $3.1 million, net of income taxes, or $0.23 per diluted share, related to the same issue in fiscal 2002.

        "Sanderson Farms continued to demonstrate solid execution in the fourth quarter of fiscal 2003, capping off an outstanding year for the Company," said Joe F. Sanderson, Jr., president and chief executive officer of Sanderson Farms, Inc. "Earnings for both our fourth quarter and fiscal year ended October 31, 2003, set records and reflect the continued overall improvement in the chicken market compared with conditions a year ago. Our ability to focus and execute on the key areas for success in our business - delivering a profitable and favorable product mix, efficiently managing our operations and maintaining a strong financial position - allowed us to achieve these results. More importantly, we are pleased to deliver another year of improved earnings for our shareholders."

           According to Sanderson, market prices for all poultry products were higher during the fourth quarter than in the prior-year period. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 7.8% in the Company's fourth fiscal quarter compared with the same period in 2002. Boneless breast meat prices during the quarter were approximately 26.5% higher than the prior-year period and were up 17.2% for the year. Bulk leg

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Sanderson Farms Reports Year-End 2003 Results
Page 2
December 9, 2003

quarter prices increased approximately 67.4% during the quarter and were up 12.8% for the year. Wing prices averaged 71.2 cents per pound, up 47.9% from the average of 48.1 cents per pound during the fourth quarter of fiscal 2002. Market prices for corn and soybean meal, the Company's primary feed ingredients, were mixed during the quarter. Market prices for corn decreased 10%, while market prices for soybean meal increased 17.3%, compared with the fourth quarter a year ago. For the fiscal year, corn and soybean meal cash market prices increased by 6.9% and 11.2%, respectively. The Company expects that overall feed grain prices will be higher during fiscal 2004 than during fiscal 2003.

        "One of our key financial objectives for 2003 was to aggressively manage our working capital and other key components of our balance sheet, and we are very pleased to report that our financial position and liquidity improved considerably in fiscal 2003," added Sanderson. "As of October 31, 2003, our balance sheet reflects stockholders' equity of $197.1 million and net working capital of $82.2 million. During fiscal 2003, we reduced our long-term debt by over $28.3 million. At the end of our fiscal year, our long-term debt totaled $21.6 million and our debt to total capitalization ratio was 11.6%. In light of our strong cash flow during fiscal 2003, our Board of Directors declared a special dividend of $0.50 per share that was paid in October. The Board also increased our regular quarterly dividend to $0.12 per quarter from $0.10 per quarter.

        "Looking ahead, we hope to continue to build on this momentum in 2004. As indicated by egg sets and breeder placements, we expect to see minimal growth in production over the next year for poultry products, as well as for competing meat products. While we expect overall feed grain prices to be higher during fiscal 2004, we are comfortable with the published annual earnings estimate for fiscal 2004 of $3.00 per share. More importantly, we remain confident we have the right strategy in place, as well as the financial flexibility to continue to identify and capitalize on new opportunities and deliver greater value to our shareholders," Sanderson concluded.

        Sanderson Farms will hold a conference call to discuss this press release today, December 9, 2003, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.fulldisclosure.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through January 10, 2003.

        Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.

        This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2002 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's third quarter ended July 31, 2003.


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

Sanderson Farms Reports Year-End 2003 Results
Page 3
December 9, 2003


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                    THREE MONTHS ENDED                  TWELVE MONTHS ENDED
                                                         OCTOBER 31,                        OCTOBER 31,
                                             ---------------   ---------------   ---------------   ---------------
                                                  2003              2002              2003              2002
                                             ---------------   ---------------   ---------------   ---------------
Net sales                                    $       254,712   $       201,031   $       872,235   $       743,665
Cost and expenses:
    Cost of sales                                    205,864           179,948           741,420           663,161
    Selling, general and administrative               14,778             9,895            40,293            30,527
                                             ---------------   ---------------   ---------------   ---------------
                                                     220,642           189,843           781,713           693,688

    Operating income                                  34,070            11,188            90,522            49,977

Other income (expense):
    Interest income                                       29               104                80               185
    Interest expense                                    (450)             (777)           (2,484)           (3,681)
    Other                                                 74                17                43                (1)
                                             ---------------   ---------------   ---------------   ---------------
                                                        (347)             (656)           (2,361)           (3,497)

Income before income taxes                            33,723            10,532            88,161            46,480
Income tax expense                                    13,223             3,980            34,100            17,640
                                             ---------------   ---------------   ---------------   ---------------

Net income                                   $        20,500   $         6,552   $        54,061   $        28,840
                                             ===============   ===============   ===============   ===============

Basic earnings per share                     $          1.58   $          0.50   $          4.17    $         2.18
                                             ===============   ===============   ===============    ==============

Diluted earnings per share                   $          1.55   $          0.49   $          4.12    $         2.15
                                             ==============    ===============   ===============    ==============

Dividends per share                          $          0.62   $          0.10   $          0.92    $         0.40
                                             ===============   ===============   ===============    ==============

Weighted average shares outstanding:
    Basic                                             13,006            13,147            12,975            13,200
                                             ===============   ===============   ===============   ===============
    Diluted                                           13,190            13,287            13,126            13,429
                                             ===============   ===============   ===============   ===============

Sanderson Farms Reports Year-End 2003 Results
Page 4
December 9, 2003



                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                    OCTOBER 31,         OCTOBER 31,
                                                                       2003                2002
                                                                    (Unaudited)
                                                                 ----------------     ---------------
ASSETS
Current assets:
    Cash and cash equivalents                                    $         22,224     $         9,542
    Accounts receivable, net                                               46,195              41,073
    Inventories                                                            61,753              57,964
    Refundable income taxes                                                    --               2,764
    Other current assets                                                   13,001              12,121
                                                                 ----------------     ---------------

Total current assets                                                      143,173             123,464

Property, plant and equipment:
    Land and buildings                                                    135,865             134,076
    Machinery and equipment                                               240,369             255,590
                                                                 ----------------     ---------------
                                                                          376,234             389,666
Less accumulated depreciation                                            (221,010)           (233,183)
                                                                 -----------------    ---------------
                                                                          155,224             156,483

Other assets                                                                  508                 563
                                                                 ----------------     ---------------
Total assets                                                     $        298,905     $       280,510
                                                                 ================     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                             $         19,033     $        25,258
    Accrued expenses                                                       37,540              26,511
    Current maturities of long-term debt                                    4,364               3,243
                                                                 ----------------     ---------------
Total current liabilities                                                  60,937              55,012

Long-term debt, less current maturities                                    21,604              49,969
Claims payable                                                              2,600               2,600
Deferred income taxes                                                      16,665              17,038
Stockholders' equity                                                      197,099             155,891
                                                                 ----------------     ---------------

Total liabilities and stockholders' equity                       $        298,905     $       280,510
                                                                 ================     ===============


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